As filed with the Securities and Exchange Commission on November 30, 2023

Registration No. 333-260980

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SQZ BIOTECHNOLOGIES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	46-2431115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
PO Box 5515 Wayland, Massachusetts 01778 (617) 758-8672 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard Bernstein, M.D., Ph.D.

SQZ Biotechnologies Company

PO Box 5515

Wayland, Massachusetts 01778 (617) 758-8672

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos

Wesley C. Holmes

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 02116

(617) 948-6000

Approximate date of commencement of proposed sale to the public: Not Applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

TERMINATION OF REGISTRATION

This post-effective amendment (the “Post-Effective Amendment”) relates to the registration statement on Form S-3, Registration No. 333-260980 (the “Registration Statement”), filed by SQZ Biotechnologies Company (the “Company”) on November 12, 2021 with the Securities and Exchange Commission to register the sale from time to time of up to $250,000,000 in total of the following securities: (i) the Company’s common stock, par value $0.001 per share; (ii) the Company’s preferred stock, par value $0.001 per share; (iii) debt securities; (iv) warrants; or (v) units of any of the foregoing securities (collectively, the “Registered Securities”). The Registration Statement was declared effective on November 18, 2021.

The Company previously announced that it has determined to pursue potential strategic alternatives, which may include a partnership, acquisition, merger, business combination, or other transaction. Should a strategic alternative be implemented, the Company anticipates using available net proceeds to discharge its liabilities and outstanding obligations, distribute the remainder, if any, to stockholders and wind down its operations. Should the Company be unable to identify and implement a meaningful strategic alternative in a timely manner, the Company’s board of directors is likely to consider bankruptcy or other dissolution proceedings. In connection with the foregoing, the Company has determined to terminate the offerings of Registered Securities under the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration any and all of the Registered Securities that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on the 30th day of November, 2023.

SQZ BIOTECHNOLOGIES COMPANY

By:	/s/ Howard Bernstein, M.D., Ph.D.
Howard Bernstein, M.D., Ph.D.
Interim Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No.1 to the Registration Statement.